Exhibit G
EXECUTION VERSION
CONSENT AND AMENDMENT
     CONSENT AND AMENDMENT, dated as of September 8, 2010 (this “Consent and Amendment”), among Koninklijke Philips Electronics N.V. (“Philips”), CBay Inc., a Delaware corporation (the “Company”) and CBaySystems Holdings Limited, a company incorporated in the British Virgin Islands (“Parent”), to that certain (i) 6.00% Convertible Senior PIK Note due 2015, dated as of August 6, 2008 (the “Initial Note”), issued to Philips by the Company and guaranteed by Parent for the principal sum of Ninety Million Nine Hundred Thirty Five Thousand U.S Dollars ($90,935,000), (ii) 6.00% Convertible Senior PIK Note due 2015, dated as of February 1, 2009 (the “First Additional Note”), issued to Philips by the Company and guaranteed by Parent for the principal sum of Two Million Six Hundred Seventy Five Thousand Seven Hundred Thirty One U.S. Dollars ($2,675,731) and (iii) 6.00% Convertible Senior PIK Note due 2015, dated as of August 1, 2009 (the “Second Additional Note”, together with the Initial Note and First Additional Note, each a “Note” and collectively, the “Notes”), issued to Philips by the Company and guaranteed by Parent for the principal sum of Two Million Eight Hundred Eight Thousand Three Hundred Twenty Two U.S Dollars ($2,808,322). All capitalized terms used herein but not defined herein shall have the respective meanings ascribed to such terms in the applicable Note.
BACKGROUND
     WHEREAS, the Initial Note was issued on August 6, 2008, the First Additional Note was issued on February 1, 2009 and the Second Additional Note was issued on August 1, 2009;
     WHEREAS, Parent and the Company, together with MedQuist Inc. (“MedQuist”), are seeking to arrange financing (the “MedQuist Financing”) one purpose of which is to enable MedQuist to raise funds in an amount sufficient to permit MedQuist to pay a dividend (the “MedQuist Dividend”), the amount of which to the Company will at least be equal to the aggregate Redemption Price for the Notes; and
     WHEREAS, the Company, Parent and Philips now desire to amend certain provisions of the Notes in accordance with the terms thereof and as more fully set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Consent. Philips hereby represents that it is the Holder of 100% of the principal amount of the Notes and consents to the amendments to the Notes set forth herein.
     2. Amendment to Section 1.1 of the Notes. Clause (xv) of the definition of “Permitted Liens” in Section 1.1 of each of the Notes is amended by adding “(a)” before “a first priority perfected security interest” and adding the following at the end of such clause (xv):
“ and (b) Liens securing the Company’s obligations under (i) the Credit Agreement among the Company, MedQuist Inc., a New Jersey corporation (“MedQuist”), MedQuist Transcriptions, LTD., a New Jersey corporation (together with the Company and MedQuist, the “Borrowers”), Parent, the lenders and letter of credit issuers parties thereto and General Electric Capital Corporation, as Administrative Agent and Collateral Agent providing for aggregate loans of up to $225 million and (ii) documentation entered into in connection therewith, including the Guaranty and Security Agreement among General Electric Capital Corporation, the Borrowers, Parent and other guarantors from time to time parties thereto;”

     3. Amendment to Section 7.1(a) of the Notes. Section 7.1(a) of each Note is amended by deleting such section in its entirety and replacing it with the following:
“(a) The Company may redeem (i) this Note in cash at the following redemption price (expressed as a percentage of principal amount to be redeemed), if redeemed during the period indicated below:

Period	Percentage
On or prior to December 20, 2010	108.00%
or (ii) this Note, or a portion of the principal amount hereof, in cash at the following redemption prices (expressed as a percentage of principal amount to be redeemed) (any such redemption price referred to in clauses (i) or (ii) being the “Redemption Price”), if redeemed during the periods indicated below:

Period	Percentage
August 6, 2011 through August 5, 2012	108.00%
August 6, 2012 through August 5, 2013	103.00%
August 6, 2013 and thereafter	100.00%”
     4. Amendment to Section 7.3 of the Notes. Section 7.3 of each Note is amended by:
(a) deleting the first sentence of such section in its entirety and replacing it with the following:
“At least 3 Business Days before a Redemption Date for any redemption of Notes occurring on or prior to December 20, 2010, and at least 30 days but no more than 60 days before the Redemption Date for any redemption of Notes occurring after December 20, 2010, the Company shall mail a notice of redemption to all Holders of Notes which are subject to redemption at their addresses set forth in the Register.”;
(b) deleting clauses (c) and (d) thereof in their entirety and replacing them with the following:
“(c) that, except where the Redemption Date is on or prior to December 20, 2010, Notes called for redemption may be converted at any time before the close of business on the Business Day immediately preceding the Redemption Date;
(d) if applicable, the Conversion Rate then in effect;”;
(c) adding at the end of such section:
“; and (f) if applicable, that the notice of redemption for any redemption of the Notes occurring on or prior to December 20, 2010 is conditional upon the receipt by the Company of the proceeds from any financing or refinancing being undertaken in connection with the redemption.”
     5. Amendment to Section 7.4 of the Notes. Section 7.4 of each Note is amended by deleting clause (a) thereof in its entirety and replacing it with the following:
“(a) Once notice of redemption is given, the Notes called for redemption shall become due and payable on the Redemption Date and at the Redemption Price stated in the notice except for Notes that are converted in accordance with the terms of Article 9; provided that for any redemption of the Notes occurring on or prior to December 20, 2010, the effectiveness of such redemption will be subject to the satisfaction of any condition(s) specified in the notice of redemption. Upon surrender to the Company, such Notes shall be paid at the Redemption Price stated in the notice.”
     6. Amendment to Section 9.1 of the Notes.
     (a) Section 9.1 of the Initial Note is amended by deleting “November 4, 2008” in the first sentence thereof and replacing it with “December 20, 2010”.
     (b) Section 9.1 of the First Additional Note and Second Additional Note are amended by inserting “after December 20, 2010” after “at any time” in the first sentence thereof.
     7. Ratification of Notes and Guarantees. The amendments in this Consent and Amendment are hereby incorporated into and made a part of the applicable Note and the applicable Guarantee, the terms and provisions of which, except to the extent expressly modified by this Consent and Amendment are each ratified and confirmed and continue unchanged in full force and effect. Any reference to the applicable Note or the applicable Guarantee in any other instrument, document or agreement related thereto or executed in connection therewith shall mean the applicable Note or the applicable Guarantee as amended by this Consent and Amendment.
     8. Effectiveness. The amendments to sections 7.1(a), 7.3(a), 7.3(c) and 7.4(a) of each of the Notes provided for in this Consent and Amendment shall become effective upon written notice by the Company to Philips that the Board of Directors of MedQuist has declared the MedQuist Dividend, the amount of which to the Company will at least be equal to the aggregate Redemption Price for the Notes. The amendment to section 1.1 of the Notes provided for in this Consent and Amendment shall become effective concurrently with the closing and funding of the MedQuist Financing and the funding of the MedQuist Dividend. In the event that (A) the Company has not issued such notices of redemption by the earlier of (i) December 15, 2010 or (ii) the close of business on the fifth business day after the Company’s receipt of its pro rata portion of the MedQuist Dividend or (B) the Company has not redeemed the Notes by December 20, 2010, then this Consent and Amendment shall terminate and be of no further force or effect.
     9. Counterparts. Two or more counterparts of this Consent and Amendment may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.
     10. Governing Law. THIS CONSENT AND AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS CONSENT AND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBKLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES).
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned have executed this Consent and Amendment as of the date first above written.

CBay Inc.
By:	/s/ Clyde Swoger
	Name:	Clyde Swoger
	Title:	Chief Financial Officer

CBaySystems Holdings Limited
By:	/s/ Clyde Swoger
	Name:	Clyde Swoger
	Title:	Chief Financial Officer

Koninklijke Philips Electronics N.V.
By:	/s/ James Nolan
	Name:	James Nolan
	Title:	Head of Mergers and Acquisitions

[Note Consent and Amendment Signature Page]